Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07.

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 FIXED RATE SENIOR NOTES DUE 2015

NOVEMBER 6, 2009

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / AA- / AA- (STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC REGISTERED

MATURITY DATE: JANUARY 15, 2015

TRADE DATE: NOVEMBER 6, 2009

SETTLEMENT DATE: NOVEMBER 16, 2009 (T+5)

COUPON: 3.10% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH JANUARY 15 AND JULY 15, COMMENCING JANUARY 15, 2010 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING)

DAY COUNT: 30/360

PRINCIPAL AMOUNT: $750,000,000

PRICE TO PUBLIC: 99.832%

PROCEEDS TO ISSUER: $747,615,000

PRICING BENCHMARK: 2.375% UST DUE OCTOBER 31, 2014

BENCHMARK YIELD: 2.306%

SPREAD TO BENCHMARK: T+83 BASIS POINTS

RE-OFFER YIELD: 3.136%

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBN8

BOOKRUNNERS: BARCLAYS CAPITAL INC., DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: BNY MELLON CAPITAL MARKETS, LLC, BB&T CAPITAL MARKETS, BLAYLOCK ROBERT VAN, LLC, MITSUBISHI UFJ SECURITIES (USA), INC., RBS SECURITIES INC., RICE FINANCIAL PRODUCTS COMPANY, THE WILLIAMS CAPITAL GROUP, L.P.

The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or you may e-mail a request to barclaysprospectus@broadridge.com, or Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or you may e-mail a request to prospectusrequest@list.db.com.

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.